                                                                     EXHIBIT 2.2

                               PURCHASE AGREEMENT

     THIS PURCHASE AGREEMENT ("Agreement") is made as of May 27, 1998, by and between Bradley Financing Partnership, a Delaware general partnership ("Seller") and W9/ONS Real Estate Limited Partnership, a Delaware limited partnership ("Purchaser").

     In consideration of this Agreement, Seller and Purchaser agree as follows:

     1. SALE OF SUBJECT PROPERTY. Seller agrees to sell to Purchaser and Purchaser agrees to buy from Seller, all of Seller's right, title and interest in and to the following property (collectively, "Subject Property"):

          (a) REAL PROPERTY.   Fee simple interest in that certain parcel of
     real estate located at One North State Street, Chicago, Illinois, legally described on Exhibit A attached hereto and made a part hereof ("Land"),
                  ---------
     together with (i) all building structures, improvements and fixtures owned by Seller located on the Land, including two interconnected mixed use office and retail buildings of 11 and 16 floors respectively ("Improvements"), and (ii) all rights, privileges, servitudes and appurtenances thereunto belonging or appertaining, including all right, title and interest of Seller, if any, in and to the streets, alleys and rights-of-way across, beneath, through and adjacent to the Land and the Improvements (collectively, the "Real Property").

          (b) PERSONAL PROPERTY. All of the equipment and personal property owned by Seller and used in the operation of the Real Property and described on Exhibit B attached hereto and made a part hereof ("Personal
                  ---------
     Property").

          (c) LEASES. Seller's interest as lessor in and to the leases, license agreements and other occupancy agreements described on Exhibit C attached
                                                            ---------
     hereto and made a part hereof, together with all amendments or modifications thereto (collectively, "Leases").

          (d) PERMITS. Seller's interest in and to the licenses, permits, and certificates of occupancy described on Exhibit D attached hereto and made a
                                            ---------
     part hereof in Seller's possession, to the extent the same are assignable ("Permits").

          (e) SERVICE CONTRACTS. Subject to the provisions of the following sentence, Seller's interest in and to the existing service and maintenance contracts described on Exhibit E attached hereto and made a part hereof,
                            ---------
     together with all amendments or modifications thereto ("Service Contracts"). On or before the Contingency Date (as herein defined), Purchaser shall advise Seller, in writing, of any Service Contracts that Purchaser does not desire to be assigned to and assumed by Purchaser at Closing (as herein defined), and any such Service Contracts shall, at Seller's cost and expense, be terminated prior to Closing; provided, however, it is understood that Service Contracts listed as items 1, 4, 6, 24, 26, 28 and 30 on Exhibit E may not be terminated at Closing, and shall
                          ---------
     be assigned to and assumed by Purchaser. Failure by Purchaser to notify Seller prior to the Contingency Date, shall constitute an election by Purchaser to have all of the Service Contracts assigned to and assumed by Purchaser.

          (f) WARRANTIES. Seller's interest in and to all unexpired warranties and guaranties given or assigned to or benefitting Seller or the Real Property or the Personal Property regarding the acquisition, construction, design, use, operation, management or maintenance of the Real Property or the Personal Property and described on Exhibit F attached hereto and made a
                                            ---------
     part hereof in Seller's possession, to the extent the same are assignable ("Warranties").

          (g) PLANS. Seller's interest in and to all final plans and specifications relating to the construction of the Improvements in Seller's possession, to the extent the same are assignable ("Plans").

Anything herein to the contrary notwithstanding, the Subject Property specifically excludes the following property:

          (a) Seller's right, title and interest in and to the pending legal proceedings concerning the Subject Property described on Exhibit J and the
                                                              ---------
     right to any settlement or other like amount (including insurance proceeds) made available in connection therewith.

          (b) Seller's right, title and interest in and to any refund, relief, abatement or like reimbursement of amounts paid to the relevant taxing authority (i) as part of the so-called "circulator" tax assessment levied against the Real Property for the proposed installation of a light rail system serving the downtown Chicago "loop" area, and (ii) which are the subject of any current real estate tax contest proceeding concerning the Real Property for calendar years 1993, 1994, 1996 and 1997 (second installment), except to the extent that any such refund, relief, abatement or like reimbursement is due to any tenants pursuant to any Lease.

     2.   PURCHASE PRICE.   Purchaser shall pay to Seller, as consideration for
the purchase of the Subject Property, the sum ("Purchase Price") of Eighty-Five Million and 00/100 Dollars ($85,000,000.00). The Purchase Price shall be payable as follows:

          (a) Concurrently herewith, Purchaser shall deposit the sum of Five Hundred Thousand and 00/100 Dollars ($500,000.00) with the escrow department of Lawyers Title Insurance Corporation ("Title Company") pursuant to an escrow agreement in substantially the form of Exhibit G attached hereto and made a part hereof, which
                       ---------
               sum, together with any interest thereon less any investment fees related thereto, is sometimes hereinafter collectively referred to as the "Earnest Money", all or a portion of which shall, at Purchaser's election, be credited against the Purchase Price or returned to Purchaser at Closing.

          (b) The balance of the Purchase Price, plus or minus prorations and other adjustments, if any, shall be due at Closing and shall be paid by wire transfer of immediately available funds.

     3. CONDITIONS PRECEDENT TO CLOSING. Purchaser's obligation to consummate the transaction contemplated by this Agreement shall be subject to satisfaction or waiver of each of the following conditions ("Conditions Precedent") on or before June 3, 1998 ("Contingency Date"):

          (a) TITLE/SURVEY. Seller has previously furnished to Purchaser (i) a current title commitment ("Commitment") for an owner's title policy issued by the Title Company showing title in Seller (with copies of all underlying title documents listed in the Commitment with the commitment of the Title Company to delete general exceptions 1 through 5 (which Commitment is in a nominal amount, but shall be increased to the Purchase Price at Closing), and (ii) a survey ("Survey") for the Real Property prepared in accordance with the Minimum Standard Detail Requirements for Class A Land Title Surveys (jointly established by ALTA/ACSM, as revised in 1992) and certified to Purchaser, Seller and the Title Company. If the Commitment shows exceptions or the Survey discloses survey defects that are objectionable to Purchaser, then Purchaser shall notify Seller, in writing, on or before May 27, 1998, specifying any such objectionable title or survey matter. If Purchaser so notifies Seller of such objections, then on or before the Contingency Date, Seller may provide Purchaser with adequate assurances that any such objectionable title or survey matter will be removed or endorsed over, in form and substance acceptable to Purchaser, on or before Closing. Seller shall not be in breach or default of this Agreement if Seller does not give Purchaser such assurances, it being understood that Seller shall have no duty or obligation to cause any such objectionable title or survey matter to be removed or endorsed over other than liens or encumbrances of an ascertainable amount created by Seller, and other then liens or encumbrances of an ascertainable amount created by parties other than Seller, not to exceed $100,000.00. Matters disclosed by the Commitment or the Survey which are not objected to by Purchaser or which are objected to but which are waived by Purchaser shall constitute "Permitted Encumbrances"; any other title or survey matters shall constitute "Unpermitted Encumbrances." On or prior to the Contingency Date, Seller and Purchaser shall prepare a list of the Permitted Encumbrances, which list shall be incorporated herein by reference and made a part hereof as Exhibit H. Failure of Purchaser to notify Seller in writing of any
        ---------
     objectionable title or survey matter on or before May 27, 1998, shall constitute an election by Purchaser to take title to the Real Property subject to all such title and survey matters as are disclosed by the Commitment and the Survey.

          (b) TESTS. Seller has previously delivered to Purchaser (or provided Purchaser with access to) true and correct copies of all Leases, Permits, Warranties, Plans, Service Contracts and all environmental assessment, structural, soils and other reports prepared for Seller by third party consultants of Seller concerning the physical condition of the Real Property in Seller's possession or reasonable control with respect to the Subject Property for Purchaser's review and analysis, it being understood that any reports concerning the physical condition of the Real Property have been furnished or made available without representation or warranty regarding the contents thereof. Seller shall allow Purchaser and Purchaser's officers, employees, agents, attorneys, accountants, architects and engineers access to the Real Property, subject to the rights of the tenants under the Leases, and books and records relating to the Subject Property, without charge and at all reasonable times (including any time from and after the Contingency Date thru and including the Closing Date, provided this Agreement has not been terminated subject to and in accordance with the conditions and limitations herein contained), for the purpose of making any inspections, tests and verifications (collectively, "Tests") as they shall deem reasonably necessary. Purchaser shall have the absolute right to terminate this Agreement at any time through the Contingency Date if Purchaser is not satisfied, in its sole discretion, with the results of any of the Tests. In the event of such termination, the Earnest Money less the sum of $100.00 (which shall be the consideration paid to Seller for Purchaser's right to conduct the Tests) shall be returned to Purchaser and neither party shall have any further obligation to the other except for Purchaser's obligations pursuant to this Section 3(b), which obligations shall survive any such termination. Purchaser shall pay all costs and expenses of the Tests and shall defend, indemnify and hold harmless Seller and its partners and their respective agents, employees, officers, directors, affiliates and contractors and the Subject Property from and against any and all loss, cost, damage, liability, settlement, cause of action or threat thereof or expense (including, without limitation, reasonable attorneys' fees and costs) arising from or relating to the Tests. Purchaser acknowledges that all on-site inspections
     shall be at the sole risk and expense of Purchaser.   Purchaser shall
     obtain and maintain during the conduct of any Tests commercial general liability insurance with limits of not less than $5,000,000.00 naming Seller as an additional insured, as evidenced by certificates of insurance (coupled with evidence of endorsement of the insurance binder reasonably satisfactory to Seller). Purchaser shall promptly repair and restore any damage to the Subject Property attributable to Purchaser's testing and return the Subject Property to substantially the same condition as existed prior to the conduct of the Tests. No Tests shall be done without Seller's approval as to the time and manner of such Tests, which approval shall not be unreasonably withheld or delayed, and, at Seller's option, any such Tests shall be performed in the presence of a representative of Seller, and shall be conducted in such a manner so as to minimize interference with the operation of the Subject Property and the business of tenants and occupants. If Purchaser elects to terminate this Agreement on or before the Contingency Date, Purchaser shall promptly deliver to Seller copies of any environmental assessment prepared with respect to the Subject Property without representation or warranty; provided, however, if Purchaser and any party performing such assessment have entered into a written agreement prohibiting delivery of any such environmental assessment to any other party, Purchaser shall not be required to so deliver copies of any such environmental assessment. Purchaser shall keep all information obtained by Purchaser arising from or relating to the Tests confidential except such information may be disclosed to Purchaser's affiliates, advisors, financing sources, consultants, or as otherwise required in connection with legal requirements or legal process. The obligations of Purchaser under this Section 3(b) shall survive Closing (or termination) of this Agreement, notwithstanding any provision to the contrary herein contained.

          (c) IRPTA DISCLOSURE DOCUMENT. Within five (5) days following execution and delivery of this Agreement, Seller shall deliver to Purchaser an Illinois Responsible Property Transfer Act ("Act") Disclosure Document ("IRPTA Disclosure Document") with respect to the Subject Property. Purchaser's obligation to consummate the transaction contemplated by this Agreement is subject to Purchaser's satisfaction, in its sole and absolute discretion, on or before the Contingency Date, with the matters disclosed by the IRPTA Disclosure Document.

          If any of the Conditions Precedent have not been satisfied on or before the Contingency Date, then this Agreement may be terminated, at Purchaser's option, by written notice from Purchaser to Seller. Such notice of termination may be given at any time on or before the Contingency Date. Upon such termination, neither party will have any further rights or obligations regarding this Agreement or the Subject Property, and the Earnest Money shall be returned to Purchaser. Failure of Purchaser to give Seller notice of termination on or before the Contingency Date shall constitute a waiver by Purchaser of the Conditions Precedent. All the Conditions Precedent are specifically stated and agreed to be for the sole and exclusive benefit of Purchaser and Purchaser shall have the right unilaterally to waive, in whole or in part, any Condition Precedent by written notice to Seller.

     4. COVENANTS BY SELLER. Seller covenants and agrees with Purchaser that from the date hereof until the Closing Date (as herein defined), Seller shall conduct its business involving the Subject Property as follows, and during such period will (except as specifically provided to the contrary herein):

          (a) Refrain from transferring any of the Subject Property, or creating on the Subject Property any easements other than as may be required prior to the Closing Date by any applicable governmental or quasi governmental authority or by a provider of utility services; provided, however, nothing herein shall preclude Seller from replacing any equipment, supplies or machinery in the ordinary course of operating the Subject Property;

          (b) Refrain from entering into or amending any contracts or other agreements regarding the Subject Property (other than contracts in the ordinary course of business which are cancelable by the owner of the Subject Property without penalty within thirty (30) days after giving notice thereof) without the prior written consent of Purchaser.

          (c) Operate, maintain, repair and insure the Subject Property in a manner consistent with the existing operation, maintenance, repair and insurance of the Subject Property;

          (d) Refrain from entering into any new leases, amendments, extensions or expansions (unless required to do so by the terms and any Lease) with respect to the Real Property without Purchaser's written approval, as provided below. Seller shall furnish Purchaser with a true and complete copy of any such proposed lease, amendment, extension, or expansion that Seller desires to enter into with respect to the Real Property. Purchaser shall have five (5) business days from receipt of any such lease, amendment, extension, or expansion to approve or disapprove the same in Purchaser's sole discretion. In the event Purchaser does not approve any such lease, amendment, extension, or expansion Purchaser shall notify Seller in writing of the same prior to expiration of said 5-business day period stating under what conditions, if any, Purchaser's approval would be forthcoming. Failure by Purchaser to notify Seller in writing within said 5-business day period shall constitute an approval by Purchaser of any such
     lease, amendment, extension, or expansion.   All costs of tenant
     improvements and leasing commissions with respect to any such lease, amendment, extension or expansion approved or deemed approved by Purchaser and entered into between the date of this Agreement and the Closing Date shall be paid by Purchaser.

     5.   REPRESENTATIONS AND WARRANTIES BY SELLER.   Seller represents and
warrants to Purchaser as follows:

          (a) AUTHORITY. Seller is a general partnership duly organized and validly existing and in good standing under the laws of the State of Delaware and in good standing under the laws of the State of Illinois; Seller has the requisite power and authority to enter into and perform this Agreement and Seller's Closing Documents (as herein defined); such documents have been duly authorized by all necessary action on the part of Seller and have been or will be duly executed and delivered; such execution, delivery and performance by Seller of such documents will not conflict with or result in a violation of Seller's organizational documents, or any judgment, order, or decree of any court or arbiter to which Seller is a party or any agreement or instrument by which Seller is bound; such documents are valid and binding obligations of Seller, and are enforceable against Seller in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, creditor's rights and other similar laws.

          (b) UTILITIES. Seller has received no written notice of actual or threatened reduction or curtailment of any utility service now supplied to the Real Property.

          (c) HAZARDOUS SUBSTANCES. Except as set forth in the Environmental Reports (as herein defined), to the knowledge of Seller, the Real Property does not contain, and there is not located on, in or under any part of the Real Property, any of the following: "toxic substances," "toxic materials," "hazardous waste," "hazardous substances," "pollutants," or "contaminants" [as those terms are defined in the Resource, Conservation and Recovery Act of 1976, as amended (42 U.S.C. (S) 6901 et. seq.), the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended (42 U.S.C. (S) 9601 et. seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. (S) 1801 et. seq.), the Toxic Substances Control Act of 1976, as amended (15 U.S.C. (S) 2601 et. seq.), the Clean Air Act, as amended (42 U.S.C. (S) 1251 et. seq.) and any other federal, state or local law, statute, ordinance, rule, regulation, code, order, approval, policy and authorization relating to health, safety or the environment (said laws being hereafter referred to collectively as "Environmental Laws")] in violation of applicable Environmental Laws asbestos or asbestos containing materials; lead or lead containing materials; oils; petroleum-derived compounds; pesticides; or polychlorinated

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     biphenyls (all of which are hereafter collectively referred to as
     "Hazardous Materials"). To Seller's knowledge, no part of the Real Property has been previously used by Seller, or by any other person or entity, for the storage, manufacture or disposal of Hazardous Materials, except as may be disclosed in the environmental reports delivered by Seller to Purchaser or in any other environmental report prepared on behalf of Purchaser (collectively, the "Environmental Reports") in violation of applicable Environmental Laws. Seller has not received from any governmental body having authority any written complaint, order, citation or notice of violation with regard to air emissions, water discharges, noise emissions and Hazardous Materials, if any, or any other environmental, health or safety matters affecting the Real Property or any part thereof, which has not been remedied or remains outstanding. Except as set forth in the Environmental Reports, to the knowledge of Seller, there are no underground storage tanks of any nature located on any of the Real Property. Notwithstanding the foregoing, Purchaser acknowledges the existence of asbestos and asbestos containing materials at the Real Property.

          (d) FIRPTA. Seller is not a "foreign person," "foreign partnership," "foreign trust" or "foreign estate" as those terms are defined in Section 1445 of the Internal Revenue Code.

          (e) PROCEEDINGS. There is no action, litigation, condemnation or proceeding of any kind pending or, to the best knowledge of Seller, threatened against Seller which would have a material and adverse affect on the ability of Seller to perform its obligations under this Agreement, or against any portion of the Real Property other than (i) the In re Flood
                                                                 -----------
     Litigation and the tax contest proceeding matters described in Article 1 of
     ----------
     this Agreement and (ii) the matters described on Exhibit J attached hereto
                                                      ---------
     and made a part hereof.

          (f) BOOKS AND RECORDS. The books and records relating to the Subject Property which have been made or will be made available to Purchaser, and which have been prepared by Seller's property manager, accurately reflect the operation of the Subject Property, are the only books and records prepared by Seller's property manager relating to the Subject Property for the operating period to which they relate, and Seller does not have any actual knowledge that any information set forth in such books and records is not true and correct in all material respects.

          (g)  LEASES.

               The rent roll (the "Rent Roll") attached hereto as Exhibit C-1 is
                                                                  -----------
          true, correct and complete in all material respects as of the date of this Agreement. Exhibit C is a complete and accurate schedule (the
                          ---------
          "Lease Schedule") of the Leases now in effect, relating to any portion of the Real Property, including the name of each tenant, the date of each tenant's Lease and all amendments or modifications, if any, thereto, and the amount of any security deposit, whether in the form of cash or a letter of credit, paid or deposited by the tenant under each Lease. There are no leases, license agreements, occupancy agreements or tenancies for any space in the Real Property other than those set forth on the Lease Schedule and there are no oral agreements relating to use or occupancy of any portion of the Real Property or any oral leases which will be binding upon any portion of the Real Property or Purchaser other than set forth on the Lease Schedule. Except as may be otherwise disclosed on the Rent Roll or the Lease
          Schedule:

                    (i) Each of the Leases is in full force and effect according to the terms set forth therein subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium, creditor's

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

               rights and other similar laws limiting the enforceability of creditor's rights generally, as from time to time in effect; and
               (ii) general principles of equity, whether considered in a proceeding at law or in equity.

                    (ii) there are no arrearages of base annual rent or any
               additional rent payable by any tenant in excess of one (1) month.

                    (iii) to the knowledge of Seller, none of the tenants are in default in the observance of any of the material covenants or conditions to be kept, observed or performed by it under its Lease beyond any applicable grace or cure period;

                    (iv) no tenant is entitled to any free rent, rebate, rent
               concession, deduction or offset not set forth in the Leases;

                   (v) Other than any amounts that may be owing pursuant to any
               Lease entered into in compliance with the provisions of Section 4(d) of this Agreement, no tenant is entitled to receive money, or any contribution from the landlord, either in money or in kind, on account of the construction of any improvements as a condition to commencement of the Leases and, except for the obligations disclosed on the Lease Schedule (which shall be the responsibility of Seller), all alterations, installations, decorations and other work required to be performed by the landlord under the Leases as a condition to commencement of the Leases have been completed and fully paid for;

                    (vi) Seller has not received from any tenant under a Lease a written notice of default by Seller in performing any of its obligations as landlord under such Lease or a written notice of violation of any statute, rule, law, ordinance, or other legal regulation pertaining to the Real Property or any part thereof;

                    (vii) Seller has the sole right to collect rent under each
               Lease and such right has not been assigned, pledged, hypothecated or otherwise encumbered, except for an assignment as security for the payment of any indebtedness to any existing mortgage holder of the Real Property that Seller shall discharge and release at or prior to settlement hereunder; and

                    (viii) all security deposits required under the Leases have been paid and are being held by Seller.

          (h) CONTRACTS. Exhibit E is a complete and accurate schedule (the
                         ---------
     "Contract Schedule") of all Service Contracts now in effect, relating to the Real Property, except for management and leasing agreements which Seller shall terminate on the Closing Date without penalty or liability to Purchaser ("Terminating Management and Leasing Contracts"). Except as set forth on the Contract Schedule and except for Terminating Management and Leasing Contracts, there are no oral agreements between Seller and service contractors relating to the management, leasing, operation or maintenance of the Real Property or any portion thereof. Seller has not delivered or received any written notice alleging any default in the performance or observance of any of the covenants, conditions or obligations to be kept, observed or performed under any of the Service Contracts that has not been cured or remedied.

          (i) UNPAID BILLS. All bills and claims for labor performed or materials furnished to Seller for the benefit of Real Property for the period prior to the Closing Date have been (or prior to the Closing Date will be ) paid in full or Purchaser shall receive a credit for any unpaid amount in accordance with the provisions of Article 9 of this Agreement.

          (j) MANAGEMENT AND LEASING AGREEMENTS. On the Closing Date, there will be no contacts or agreements in effect with any party for the management or leasing of the Real Property (other than agreements entered into by Purchaser) and the Terminating Management and Leasing Contracts shall be terminated by the parties thereto without penalty or liability to Purchaser.

          (k) LEASING COMMISSIONS. On the Closing Date there shall be no leasing commissions that are payable or may hereafter become payable in connection with any of the Leases described in the Lease Schedule or any renewals or extensions thereof or any expansion options set forth in such Leases, except (i) those commissions (the "Renewal Commissions") set forth on

     Exhibit C that are due and payable in the event a tenant exercises an
     ---------
     option available under a Lease to renew or extend the term of the Lease or expand the space occupied by the tenant, (ii) those other commissions (the "Other Commissions") which become due and payable after the Closing Date upon conditions set forth in the commission agreements described on Exhibit
                                                                         -------
     C, complete copies of which have been delivered to Purchaser prior to the
     -
     date hereof, and (iii) any commissions that may be owing pursuant to Leases entered into in compliance with the provisions of Section 4(d) of this Agreement. All Renewal Commissions and all Other Commissions which may become due and payable (other than any such commissions that may be owing pursuant to Leases entered into in compliance with the provisions of
     Section 4(d) hereof) after the date hereof are set forth on Exhibit C.
                                                                 ---------

          (l) COMPLIANCE WITH LAWS. Seller has not received any written notice of any violations of law, statutes, rules, governmental ordinances, orders or requirements noted or issued by any governmental authority having jurisdiction over or affecting the Real Property that has not been cured or remedied.

          (m) BANKRUPTCY. There is no bankruptcy, insolvency, rearrangement or similar action or proceeding, whether voluntary or involuntary, pending or, to the Seller's knowledge, threatened against Seller.

          (n) INSURANCE. Seller has not received from any insurance company which carries insurance on any of the Real Property, or any Board of Fire Underwriters, any written notice of any defect or inadequacy in connection with the Real Property, or its operation.

          (o) PERSONAL PROPERTY. The execution and delivery to Purchaser of the Bill of Sale required by Section 9(b)(ii) shall vest title to all of the Personal Property in Purchaser, free and clear of liens, encumbrances and adverse claims. Exhibit B attached hereto is a complete and accurate schedule of all the Personal Property.

          (p) LABOR UNIONS.   Seller is not a party to any contract or agreement
     with any labor union except as set forth on Exhibit K attached hereto
                                                 ---------
     and made a part hereof.  Seller has delivered to Purchaser true, correct and complete copies of the agreements identified on Exhibit K.
                                                                 ---------

          (q) SPECIAL ASSESSMENTS. Except as shown on any tax bills delivered to Purchaser and the Commitment, Seller has not received any notice, in writing, of any special assessment which affects the Subject Property.

          (r) NO OTHER AGREEMENTS. Except for the Leases, Permits, Warranties, Plans, Service Contracts, Permitted Encumbrances, and the matters described in Section 3(b), there are no contractual agreements that bind Seller, as the owner of the Real Property.

          For purposes of this Agreement, the phrase "to the best of Seller's knowledge" or words of similar import shall mean the actual knowledge of E. Paul Dunn, as Executive Vice President of Bradley Real Estate, Inc. and Craig B. Matuszewski, as General Manager of Bradley Real Estate, Inc., without independent inquiry or investigation. Seller represents and warrants to Purchaser that the foregoing individuals are the individuals with direct responsibility for the operations of the Subject Property.

     6.   REPRESENTATIONS AND WARRANTIES BY PURCHASER AND OTHER MATTERS.

          (a) REPRESENTATIONS AND WARRANTIES BY PURCHASER. Purchaser represents and warrants to Seller that Purchaser is a limited partnership duly organized and validly existing and in good standing under the laws of the State of Delaware; that Purchaser has the requisite power and authority to enter into this Agreement and Purchaser's Closing Documents (as herein defined); such documents have been duly authorized by all necessary action on the part of Purchaser and have been or will be duly executed and delivered; that the execution, delivery and performance by Purchaser of such documents will not conflict with or result in violation of Purchaser's organizational documents or any judgment, order or decree of any court or arbiter to which Purchaser is a party or any agreement or instrument by which Purchaser is bound; such documents are valid and binding obligations of Purchaser, and are enforceable against Purchaser in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, creditor's rights and other similar laws.

          (b) OTHER MATTERS. The representations and warranties contained in this Agreement shall survive Closing; provided, however, (i) any cause of action of Purchaser against Seller by reason of a breach or default of any of the representations and warranties set forth herein shall expire as of the date twelve (12) months following the Closing Date (the "Warranty Expiration Date"), except that the same shall not expire as to any such breach or default as to which Purchaser has (x) notified Seller, in writing, prior to Warranty Expiration Date and (y) instituted litigation prior to the date eighteen (18) months following the Closing Date, (ii) Seller's total liability for breach thereof shall in no event exceed $7,500,000.00 in the aggregate, and Seller shall have no liability with respect to any breach to the extent the loss sustained by Purchaser as a result thereof does not exceed $150,000.00 in the aggregate, provided, further, if any such loss exceeds $150,000.00, Seller shall be liable for the total amount of such loss subject to the maximum loss provisions herein contained, and (iii) Seller shall have no liability whatsoever to Purchaser with respect to a breach of any of the representations and warranties herein contained if, prior to the Closing Date, Purchaser obtains knowledge (which, for purposes of this paragraph, shall mean the actual knowledge of James W. Jones and Ernest O. Perry, III, based upon investigation and inquiry being made by Purchaser in the course of its due diligence and investigations for the Subject Property, and Purchaser represents and warrants that the foregoing individuals are the individuals with direct responsibility for the analysis and underwriting for the Subject Property, including reviewing any Test results) of a fact or circumstance the existence of which would constitute a breach of Seller's representations and warranties hereunder. For purposes hereof, Purchaser shall be deemed to have knowledge of any fact or circumstance set forth in the estoppel letters delivered to Purchaser and in any environmental assessment or engineering report or other written due diligence information or material received or reviewed by Purchaser, and the representations and warranties herein contained shall be deemed modified to the extent information contained in any estoppel certificate delivered to Purchaser prior to Closing or in any environmental assessment or engineering report or other written due diligence information or material received or reviewed by Purchaser is inconsistent with the matters covered herein.

     7.   CLOSING.

          (a) CLOSING DATE. The closing of the purchase and sale contemplated by this Agreement (the "Closing") shall occur on or before July 1, 1998 ("Closing Date"), subject to delays occasioned by operation of Paragraph 8(b) at the office of the Title Company, 10 South LaSalle Street, Suite 2500, Chicago, Illinois or at such other time and place as the parties may mutually agree.

          (b) PURCHASER'S CLOSING CONDITIONS PRECEDENT. Purchaser's obligation to consummate the transaction contemplated by this Agreement shall be subject to satisfaction or waiver of each of the following conditions ("Purchaser's Closing Conditions Precedent"), but Purchaser shall have the unilateral right to waive any Purchaser's Closing Condition Precedent, in whole or in part, by written notice to Seller:

               (i)   The representations and warranties of Seller set forth in
                     Article 5 hereof shall be, in all material respects, true and complete.

               (ii) Seller shall have performed all of the obligations required to be performed by Seller under this Agreement, as and when required by this Agreement, in all material respects.

               (iii) Purchaser shall have received, on or before three (3)
                     business days prior to the Closing Date, estoppel certificates dated not earlier than thirty (30) days before the Closing Date in substantially the form of
                     Exhibit I attached hereto and made a part hereof or
                     ---------
                     otherwise reasonably approved by Purchaser and conforming to the representations set forth in Section 5(g) hereof (provided, however, failure of the estoppel certificates to conform to such representations shall not constitute a breach or default by Seller) from the following tenants:
                     International Academy, Arthur Andersen, First Chicago, T.J. Maxx and Filene's Basement. Seller shall use reasonable efforts to obtain estoppel certificates from all tenants; provided, however, Seller shall not be required to expend significant monies or make significant concessions or institute litigation in order to obtain such estoppel certificates. In the event Purchaser has not, by the date three (3) business days prior to the scheduled Closing Date, received estoppel certificates as required by the preceding sentence, Seller may (A) deliver a certificate of Seller containing information which was intended to be included in each such estoppel certificate (modified to reflect Seller's best knowledge as to such matters which would be known to a certainty only by the tenant), which certificate may (but is not required to be) be accepted by Purchaser in lieu of such estoppel certificates or (B) extend the Closing Date for a period not to exceed thirty (30) days to obtain such estoppel certificates provided Seller is using all reasonable efforts and due diligence to obtain such estoppel certificates and, in any case, Seller shall not be in breach or default of this Agreement because Purchaser has not received such estoppel certificates or if the estoppel certificates received do not conform to the representations set forth in Section 5(g) of this Agreement. Seller may substitute for a certificate delivered by Seller a tenant estoppel certificate later received from a tenant under a Lease for which such certificate was given. In exercising its reasonable discretion concerning the acceptability of a tenant estoppel letter on a form other than that prescribed by
                     Exhibit I, Purchaser will accept an alternative form which
                     ---------
                     provides information which is complete in all material respects concerning the terms of the Lease, the performance of the parties to the Lease (which may be limited to the tenant's knowledge in case of landlord defaults), and the condition of the leased premises.

          (c) SELLER'S CLOSING CONDITIONS PRECEDENT. Seller's obligation to consummate the transaction contemplated by this Agreement shall be subject to satisfaction or waiver of each of the following conditions ("Seller's Closing Conditions Precedent"), but Seller shall have the unilateral right to waive, in whole or in part, any Seller's Closing Condition Precedent by written notice to Purchaser:

               (i)  The representations and warranties of Purchaser set forth in
                    Article 6(a) hereof shall be, in all material respects, true and complete.

               (ii) Purchaser shall have performed all of the obligations required to be performed by Purchaser under this Agreement, as and when required by this Agreement, in all material respects.

In the event Purchaser's Closing Conditions Precedent or Seller's Closing Conditions Precedent, as the case may be, have not been satisfied or waived as of the scheduled Closing Date as the same may be extended as permitted above, and provided the failure to satisfy or waive any such condition is not attributable to a breach or default of this Agreement by Seller or Purchaser, as the case may be, this Agreement shall terminate (other than the obligations of Purchaser set forth in Section 3(b) and Article 13 hereof, which obligations shall survive any such termination) and the Earnest Money shall be returned to Purchaser.

     8.   CLOSING DELIVERIES.

          (a) SELLER'S CLOSING DOCUMENTS.   On the Closing Date, Seller shall
execute and/or deliver to Purchaser or cause to be executed and/or delivered the following (collectively, "Seller's Closing Documents"):

               (i) DEED. A Special Warranty Deed conveying the Real Property to Purchaser, free and clear of all encumbrances, except the Permitted Encumbrances.

               (ii) BILL OF SALE. A Bill of Sale transferring the Personal Property to Purchaser.

               (iii) SELLER'S AFFIDAVIT. An Affidavit of Seller indicating that on the Closing Date, there are no outstanding, unsatisfied judgments, tax liens (other than the lien of real estate taxes not yet due and payable) or bankruptcies against or involving Seller or, to the best of Seller's knowledge, the Real Property; and that, to the best of Seller's knowledge, there are no other unrecorded interests in the Real Property other than the Leases.

               (iv) ORIGINAL DOCUMENTS. Original copies of the Permits, the Warranties, and the Plans to the extent in Seller's possession and not previously delivered to Purchaser.

               (v) FIRPTA AFFIDAVIT. A non-foreign affidavit properly containing such information as is required by IRC Section 1445(b)(2) and its regulations.

               (vi) BULK SALE CERTIFICATE. A Certificate issued by the Illinois Department of Revenue showing that Seller does not have any liability for payment of any tax under the Illinois Income Tax Act or, if applicable, The Illinois Retailer's Occupation Tax Act.

               (vii) IRPTA DISCLOSURE DOCUMENT. An IRPTA Disclosure Document disclosing all items required by the Act.

               (viii) TITLE DOCUMENTS. Such affidavits of Seller or other documents as may be reasonably required by the Title Company in order to record the Special Warranty Deed and issue the title insurance policy required by this Agreement.

               (ix)  CERTIFICATE.   A certificate duly executed by Seller
          certifying that all of the representations and warranties set forth in
          Article 5 are true and correct in all material respects as of the Closing Date.

               (x) KEYS. All keys to the Real Property which are in Seller's possession.

               (xi) RENT ROLL. A rent roll and schedule updating the Rent Roll and the Lease Schedule and the most recently available schedule setting forth all past due and uncollected rent and additional rent owned by tenants, all prepayments of rent or any additional rent and all security deposits (including interest thereon, if any) held by Seller, certified by Seller.

               (xii) EVIDENCE OF TERMINATION OF AGREEMENTS. Evidence of the termination (without penalty or liability to Purchaser) of all management agreements and leasing agreements of Seller relating to the Real Property.

               (xiii) POSSESSION. On the Closing Date, Seller agrees to give full, complete and actual possession of the Subject Property to the Purchaser, subject only to (a) the rights of tenants under the Leases described in the Lease Schedule and any new leases or lease amendments executed after the date hereof that are approved in writing by Purchaser in accordance with Section 4(d), (b) the right of service provided under the Service Contracts, and (c) Permitted Encumbrances. Seller agrees to cooperate fully with the Purchaser to ensure that the transfer of possession takes place with the least possible disruption in the normal operation of the Subject Property.

               (xiv) SELLER'S OPERATING RECORDS. On the Closing Date, Seller shall deliver to Purchaser all original (or, to the extent that Seller reasonably requires to retain any of the following items, copies thereof) books, records, operating reports, files, permits and licenses, and other materials in Seller's possession or control that are necessary to a complete continuity in the operation of the Subject Property and an executed original of each Lease and each Service Contract to the extent in Seller's possession and not previously delivered to Purchaser.

               (xv) 1998 BILLS. Copies (to the extent available) of all bills paid in 1998 by Seller relating to the Real Property.

          (b) TITLE POLICY. At Closing, Seller shall cause the Title Company to deliver to Purchaser its owner's title insurance policy required by this Agreement. If the owner's title insurance policy which the Title

Company is prepared to issue shows any Unpermitted Encumbrances, Seller covenants and agrees, within thirty (30) days (such 30-day period being sometimes hereinafter referred to as the "Cure Period"), to use reasonable efforts to remove such Unpermitted Encumbrances or to cause the Title Company to issue its endorsement (reasonably acceptable to Purchaser) over any such Unpermitted Encumbrances. If, after using reasonable efforts, as aforesaid, Seller cannot cause such Unpermitted Encumbrances to be removed or if Seller cannot cause the Title Company to issue its endorsement (reasonably acceptable to Purchaser) over any such Unpermitted Encumbrances on or before the expiration of the Cure Period, Purchaser shall, within five (5) business days following expiration of the Cure Period, elect to either (1) terminate this Agreement (other than the obligations set forth in Section 3(b) and Article 13 hereof, which obligations shall survive any such termination), or (2) take title to the Real Property as it then is (without any abatement in the Purchase Price unless any such Unpermitted Encumbrance constitutes a lien or encumbrance of a definite or ascertainable amount created by Seller or unless any such Unpermitted Encumbrance constitutes a lien or encumbrance of a definite or ascertainable amount created by parties other than Seller, in which event the abatement shall not exceed $100,000.00). Failure of Purchaser to notify Seller within the time limits prescribed herein shall constitute an election under clause (2) above. In the event Purchaser terminates this Agreement as provided in clause (1) above the Earnest Money shall be promptly returned to Purchaser.

          (c) PURCHASER'S CLOSING DOCUMENTS. On the Closing Date, Purchaser will execute and/or deliver or cause to be executed and/or delivered to Seller the following (collectively, "Purchaser's Closing Documents"):

               (i) PURCHASE PRICE. The Purchase Price, by wire transfer of immediately available funds.

               (ii) TITLE DOCUMENTS. Such affidavits of Purchaser or other documents as may be reasonably required by the Title Company in order to record the Special Warranty Deed and issue the title insurance policy required by this Agreement.

          (d) PURCHASER'S AND SELLER'S CLOSING DOCUMENTS. On the Closing Date, Seller and Purchaser shall jointly execute and deliver the following:

               (i) CLOSING STATEMENT. A closing statement setting forth the prorations and adjustments to the Purchase Price as provided in this Agreement, to be agreed upon and signed by the parties not later than forty-eight (48) hours prior to the Closing Date.

               (ii) TRANSFER TAX DECLARATIONS.

               (iii)  ASSIGNMENT OF LEASES AND ASSUMPTION AGREEMENT.   An
          Assignment of Leases and Assumption Agreement pursuant to which, among other things, (A) Seller shall assign to Purchaser all of Seller's right, title and interest as landlord in, to and under the Leases and Purchaser shall assume the obligations of the landlord under the Leases with respect to any event, fact or circumstance that occurs from and after the Closing Date; (B) Seller shall defend, indemnify and hold harmless Purchaser from and against any lease defaults by the landlord under the Leases with respect to any event, fact or circumstance that occurs prior to the Closing Date, and Purchaser shall defend, indemnify and hold harmless Seller from and against any lease defaults by the landlord under the Leases with respect to any event, fact or circumstance that occurs from and after the Closing Date, and (C) the total liability of Seller for breach thereof shall be subject to the conditions and limitations set forth in Section 6(b) of this Agreement, and the total liability of Purchaser for breach thereof shall be limited to Purchaser's interest in the Subject Property.

               (iv) ASSIGNMENT OF PLANS, PERMITS AND WARRANTIES AND ASSUMPTION AGREEMENT. An Assignment of Plans, Permits and Warranties and Assumption Agreement, pursuant to which, among other things, (A) Seller shall assign to Purchaser all of Seller's right, title and interest as owner in, to and under the Plans, Permits and Warranties and Purchaser shall assume all obligations of the owner under the Plans, Permits and Warranties with respect to any event, fact or circumstance that occurs from and after the Closing Date, (B) Seller shall defend, indemnify and hold harmless Purchaser from and against any default in the performance by the owner of its obligations under the Plans, Permits and Warranties with respect to any event, fact or circumstance that occurs prior to the Closing Date, and Purchaser shall defend, indemnify and hold harmless Seller from and against any default in the performance by the owner of its obligations under the Plans, Permits and Warranties with respect to any event, fact or circumstance that occurs from and after the Closing Date, and (C) the total liability of Seller for breach thereof shall be subject to the conditions and limitations set forth in Section 6(b) of this Agreement, and the total liability of Purchaser for breach thereof shall be limited to Purchaser's interest in the Subject Property.

               (v)  ASSIGNMENT OF SERVICE CONTRACTS AND ASSUMPTION AGREEMENT.
          An Assignment of Service Contracts and Assumption Agreement pursuant to which, among other things, (A) Seller and/or the property manager shall assign to Purchaser all right, title and interest of Seller and/or the property manager, as buyer, in, to and under the Service Contracts, and Purchaser shall assume all obligations of Seller and/or the property manager under the Service Contracts with respect to any event, fact or circumstance that occurs from and after the Closing Date, (B) Seller and/or the property manager shall defend, indemnify and hold harmless Purchaser from and against any defaults by the buyer under the Service Contracts with respect to any event, fact or circumstance that occurs prior to the Closing Date, and Purchaser shall defend, indemnify and hold harmless Seller and/or the property manager from and against any defaults by the buyer under the Service Contracts with respect to any event, fact or circumstance that occurs from and after the Closing Date, and (C) the total liability of Seller for breach thereof shall be subject to the conditions and limitations set forth in Section 6(b) of this Agreement, and the total liability of Purchaser for breach thereof shall be limited to Purchaser's interest in the Subject Property.

               (vi) NOTICES TO TENANTS. Notices to the tenants under the Leases advising them of the sale of the Subject Property and directing them to make future lease payments to Purchaser at the place designated by Purchaser.

               (vii) MISCELLANEOUS. Such other documents, instruments and affidavits as shall be reasonably necessary to consummate the transaction contemplated by this Agreement, including without limitation affidavits identifying any brokers involved as the only persons entitled to a brokerage or similar commission in connection with consummation of the transaction contemplated hereby.

          (e) ESCROW CLOSING. This transaction shall be closed through an escrow with the escrow department of the Title Company ("Escrowee"), in accordance with the general provisions of the Escrowee's usual form of deed and money escrow agreement with provision for a "New York" style closing and with special provisions inserted in the escrow agreement as may be required to conform to this Agreement, and subject to the terms of a separate money lender's escrow, if any. The attorneys for both Seller and Purchaser are authorized to sign the escrow agreement. Upon the creation of such escrow, payment of the Purchase Price and delivery of the Special Warranty Deed shall be made through the escrow. The cost of the deed and money escrow shall be divided equally between Seller and Purchaser, but Purchaser shall be responsible for any costs associated with a separate money lender's escrow. This Agreement shall not be merged into nor in any manner superseded by the escrow agreement.

     9. ADJUSTMENT AND PRORATIONS. Seller and Purchaser shall make all adjustments and apportion all expenses with respect to the Subject Property, including, without limitation, the following:

          (a) REAL ESTATE TAXES AND SPECIAL ASSESSMENTS.   Seller shall be
     responsible for payment to the collecting authorities of all real estate taxes and installments of special assessments affecting the Real Property (collectively "Taxes") which have been assessed and which are due and payable as of the date immediately preceding the Closing Date ("Proration Date"), and Purchaser shall be responsible for payment to the collecting authorities of all Taxes which have been or will be assessed and which become due and payable after the Proration Date. Taxes shall not be prorated, it being understood that Purchaser shall not be entitled to any credit for Taxes. Notwithstanding the foregoing, if the Closing Date occurs prior or subsequent to July 1, 1998, then the appropriate party (Seller, in the case the Closing Date is prior to July 1, 1998; Purchaser, in the case the Closing Date is subsequent to July 1, 1998) shall receive a Purchase Price credit in an amount equal to Tax contributions made or to be made by tenants (attributable to base rent, additional rent or otherwise) for period prior or subsequent to July 1, 1998.

          (b) TITLE INSURANCE. Seller shall pay for the cost of the owner's title insurance policy and any reinsurance for portions of the coverage in excess of $50,000,000.00 required under this Agreement together with a 3.1 zoning endorsement. Purchaser shall pay for the cost of any additional endorsements to the owner's title insurance policy which Purchaser is able to obtain from the Title Company, and all costs of any lender's title insurance policy.

          (c) CLOSING FEE. Seller and Purchaser will each pay one-half of any reasonable and customary closing fee by the Title Company.

          (d) DEED TAX. Seller shall pay all state, county and local deed tax regarding the Special Warranty Deed to be delivered by Seller under this Agreement.

          (e) RENTS. Current and advance rentals; operating expense and insurance escalations and adjustments and other charges payable by tenants under the Leases (excluding real estate tax contributions) (collectively, "Expense Contributions"); utility charges and deposits made by Seller with respect to common area utilities; and all other items of accrued or prepaid income and expenses shall be prorated on an accrual basis up to and including the Proration Date on the basis of the most recent ascertainable amounts of or other reliable information in respect to each such item of income and expense. Unapplied security deposits in the possession of Seller and any interest accrued thereon which is required to be paid to tenants shall be credited to Purchaser at Closing. Percentage rents under the Leases shall be adjusted as and when collected, with Seller receiving that portion of such percentage rent equal to the total amount thereof multiplied by a fraction, the numerator of which is the number of days elapsed in the applicable calculation period under such Lease up to and including the Proration Date and the denominator of which is the total number of days in such calculation period, and Purchaser receiving the balance of such percentage rents. Such prorations shall not account for or reflect any of the foregoing items to the extent any tenant is delinquent in payment of the same.

     When actual Expense Contributions for the year in which Closing occurs are known, Purchaser shall bill each tenant for the additional amount, if any, owed by such tenant as a result of non-payment or underpayment of such tenant's share of Expense Contributions for the year to which such Expense Contributions apply under such tenant's Lease. Upon collection of such amounts the same shall be prorated between Seller and Purchaser, and Purchaser shall pay Seller all amounts due Seller for the period prior to the Proration Date as soon as reasonably practical. In the event Expense Contributions collected by Seller for the period up to and including the Proration Date exceed actual Expense Contributions for such period, Seller shall pay to Purchaser an amount equal to the excess of Expense Contributions collected over actual Expense Contributions for such period as soon as reasonably practical after such Expense Contributions are known. Upon reasonable notice to Purchaser, Seller shall have the right for twelve
     (12) months following Closing, which time period shall be extended as may be reasonably required until such time as all Expense Contributions or percentage rent payments under the Leases can be estimated with reasonable certainty, to inspect the books and records of the Subject Property to verify that Purchaser is remitting to Seller all amounts to be remitted to Seller according to the terms of this Agreement, and for any other purpose related to Seller's prior ownership of the Subject Property.

     Seller shall pay to Purchaser rents (base rent, additional rent or otherwise) attributable to free rent that extend beyond the Closing Date with respect to any Leases executed prior to the date of this Agreement. On the Closing Date, Seller shall deliver to Purchaser a schedule of all past due but uncollected rent owed by tenants. Purchaser agrees to cause the amount of such rental arrearages to be included in the first bills thereafter submitted by Purchaser to such tenants after the Closing Date, and to use commercially reasonable and diligent efforts to recover such amounts from tenants after the Closing Date. Any amounts recovered shall be distributed in the following order of priority: (i) to Purchaser for amounts due or accrued from tenants from and after the Proration Date, then
     (ii) the balance to Seller.

     Seller shall deliver to Purchaser on the Closing Date a schedule of all security deposits held or required to be held by Seller on the Closing Date which have been deposited by tenants, together with any interest that may be required under the Leases to be accrued thereon as of the Closing Date. All security deposits so held or required to be held by Seller (including interest as aforesaid) shall be transferred and delivered to Purchaser on the Closing Date. If any security deposit is in the form of a letter of credit, then Seller shall cause a replacement letter of credit to be issued and delivered to Purchaser on the Closing Date upon the same terms and conditions as the original letter of credit. If replacement letters of credit cannot be issued and delivered to Purchaser on the Closing Date, then Seller shall deposit with Purchaser on the Closing Date cash equal to the amount of letters of credit not replaced, to be held by Purchaser as tenant security deposits until replacement letters of credit are delivered to Purchaser.

          (f) RECORDING COSTS. Seller will pay the cost of recording (i) all documents necessary to place record title in the condition required by this Agreement and (ii) the Special Warranty Deed. Purchaser will pay the cost of recording all other documents required by its lender, if any.

          (g) OPERATING EXPENSES. All operating costs of the Subject Property will be allocated between Seller and Purchaser as of the Proration Date, so that Seller pays that part of such operating costs payable before the Proration Date, and Purchaser pays that part of such operating costs payable from and after the Proration Date. If there are meters on the Real Property measuring consumption of water, gas or electric current for which tenants are not responsible and which would not constitute Expense Contributions, Seller and Purchaser shall reasonably cooperate to have such meters read on or about Closing, and amounts owing shall be prorated consistent with the provisions of this Section 9(g).

          (h) ATTORNEY'S FEES. Each of the parties will pay its own attorneys fees, except that a party defaulting under this Agreement or any closing document will pay the reasonable attorney's fees and court costs incurred by the nondefaulting party to enforce successfully its rights regarding such default.

          (i) OTHER COSTS. All other costs shall be allocated in accordance with the customs prevailing in similar transactions in the greater Chicago, Illinois metropolitan area.

               Within sixty (60) days following the Closing Date, Purchaser and Seller shall verify all prorations and shall make such adjustments as may reasonably be necessary to conform to the provisions of this Agreement.

     10. DEFAULT. (a) If Purchaser defaults in its obligation to consummate this Agreement, Seller shall be entitled to terminate this Agreement and the Earnest Money shall be forfeited to Seller, as Seller's sole and exclusive remedy in the event of a default by Purchaser in consummating this Agreement.

          (b) If Seller defaults in its obligation to consummate this Agreement, Purchaser shall be entitled either to terminate this Agreement and have the Earnest Money returned, or to enforce specific performance of the terms and provisions of this Agreement, as Purchaser's sole and exclusive remedy in the event of a default by Seller in consummating this Agreement.

     11. DAMAGE. If, prior to the Closing Date, all or any part of the Improvements are substantially damaged by fire or other casualty, Seller shall immediately give notice to Purchaser of such fact and, at Purchaser's option (to be exercised within thirty (30) days after Seller's notice), this Agreement shall terminate, in which event neither party will have any further obligations under this Agreement (other than the obligations set forth in Section 3(b) and Article 13 hereof, which obligations shall survive any such termination) and the Earnest Money shall be refunded to Purchaser provided Purchaser is not in breach or default hereunder beyond any applicable grace or cure period. If Purchaser fails to elect to terminate despite such damage, or if the Improvements are damaged but not substantially, Seller shall promptly commence to repair such damage or destruction and return the Improvements to substantially its condition prior to such damage. If such damage shall be completely repaired prior to the Closing Date then there shall be no reduction in the Purchase Price and Seller shall retain the proceeds of all insurance related to such damage. If such damage shall not be completely repaired prior to the Closing Date but Seller is diligently proceeding to repair, then Seller shall complete the repair after the Closing Date and shall be entitled to receive the proceeds of all insurance related to such damage; provided, however, Purchaser shall have the right to delay the Closing Date until repair is completed for a period not to exceed thirty (30) days, and if any damage remains unrepaired at Closing, Seller shall assign all of its right, title and interest in and to any insurance claims and proceeds relating to such damage and shall deliver to Purchaser an amount equal to any deductible portion of any applicable casualty insurance policy, and the Purchase Price shall not be reduced. For purposes of this Section, the words "substantially damaged" mean damage that would cost Seven Hundred Fifty Thousand and 00/100 Dollars ($750,000.00) or more to repair.

     12. CONDEMNATION. If, prior to the Closing Date, eminent domain proceedings are commenced against all or any substantial part of the Subject Property, Seller shall immediately give notice to Purchaser of such fact and, at Purchaser's option (to be exercised within thirty (30) days after Seller's notice), this Agreement shall terminate, in which event neither party will have further obligations under this Agreement (other than the obligations set forth in Section 3(b) and Article 13 hereof, which obligations shall survive any such termination) and the Earnest Money shall be refunded to Purchaser provided Purchaser is not in breach or default hereunder beyond any applicable grace or cure period. If Purchaser shall fail to give such notice then there shall be no reduction in the Purchase Price, and Seller shall assign to Purchaser at the Closing Date all of Seller's right, title and interest in and to any award made or to be made in the condemnation proceedings. Prior to the Closing Date, Seller shall not designate counsel, appear in, or otherwise act with respect to the condemnation proceedings without Purchaser's prior written consent, which consent shall not be unreasonably withheld or delayed; provided, however, if any action is necessary with respect to such proceeding to avoid any forfeiture or material prejudice, Seller shall be entitled to take such action as and to the extent necessary without obtaining Purchaser's prior written consent. For purposes of this Section, the words "substantial part" mean the fair market value of the portion of the Subject Property so taken exceeds Seventy Hundred Fifty Thousand and 00/100 Dollars ($750,000.00).

     13. BROKER'S COMMISSION. Seller represents and warrants to Purchaser that in connection with the transaction contemplated hereby no third party broker or finder has been engaged or consulted by Seller or is entitled to compensation or commission in connection herewith other than LaSalle Partners Limited ("Seller's Broker"). Seller shall be responsible for payment of the broker's commission due and owing Seller's Broker. Seller shall defend, indemnify and hold harmless Purchaser from and against any and all claims of brokers, finders of any like third party claiming any right to commission or compensation by or through acts of Seller in connection herewith. Purchaser represents and warrants to Seller that in connection with the transaction contemplated hereby, no third party broker or finder has been engaged or consulted by Purchaser or is entitled to compensation or commission in connection herewith other than Seller's Broker. Purchaser shall defend, indemnify and hold harmless Seller from and against any and all claims of brokers, finders or any like party claiming any right to commission or compensation by or through acts of Purchaser in connection herewith other than Seller's Broker. The indemnity obligations hereunder shall include all damages, losses, risks, liabilities, and expenses (including reasonable attorneys' fees and costs) arising from and related to matters being indemnified hereunder. Neither Seller's Broker nor any other broker, finder or like party shall be entitled to rely (as a third party beneficiary or otherwise) on the provisions herein in claiming any right to commission or compensation or otherwise.

     14. MUTUAL INDEMNIFICATION. Seller and Purchaser agree to indemnify each other against, and hold each other harmless from all liabilities (including reasonable attorneys' fees in defending against claims) arising out of the ownership, operation or maintenance of the Subject Property for their respective periods of ownership; provided, however, nothing herein shall diminish the defense, indemnification and hold harmless obligations of Purchaser set forth in
Section 3(b) hereof with respect to matters arising from or related to the Tests. If and to the extent that the indemnified party has insurance coverage, or the right to make claim against any third party for any amount to be indemnified against as set forth above, the indemnified party will, upon full performance by the indemnifying party of its indemnification obligations, assign such rights to the indemnifying party or, if such rights are not assignable, the indemnified party will diligently pursue such rights by appropriate legal action or proceeding and assign the recovery and/or right of recovery to the indemnifying party to the extent of the indemnification payment made by such party. The provisions of this paragraph shall survive Closing and execution and delivery of the Special Warranty Deed, subject to the conditions and limitations set forth in Section 6(b) of this Agreement.

     15. ASSIGNMENT. Purchaser may not assign its rights under this Agreement without the prior written consent of Seller; provided, however, Purchaser may assign its rights under this Agreement to any trust, corporation, partnership or limited liability company controlling, controlled by or under common control with Purchaser. For purposes hereof, "control" shall mean ownership (directly or indirectly) of 51% or more of the voting or other comparable ownership interest of any such trust, corporation, partnership or limited liability company. Any assignment shall be subject to all the provisions, terms, covenants and conditions of this Agreement and the assignor shall, in any event, continue to be and remain liable under this Agreement, as it may be amended from time to time, as a principal and not as a surety without notice to such assignor. Any such assignment and assumption shall be evidenced by a written agreement in form and substance reasonably acceptable to Seller.

     16. NOTICES. Any notice or other communication in connection with this Agreement shall be in writing and shall be sent by United States Certified Mail, return receipt requested, postage prepaid, by nationally recognized overnight courier guarantee next day delivery, by telecopy, or by personal delivery, properly addressed as follows:

          If to Seller:       Bradley Real Estate, Inc.
                              40 Skokie Boulevard, Suite 600
                              Northbrook, Illinois 60062-1626
                              Attn: Thomas P. D'Arcy
                              Facsimile No.: (847) 480-1893

          With a copy to:     Burke, Warren, MacKay & Serritella, P.C.
                              330 North Wabash Avenue
                              22nd Floor
                              Chicago, Illinois 60611-3607
                              Attn: D. Albert Daspin
                              Facsimile No.: (312) 840-7900

          If to Purchaser:    W9/ONS Real Estate Limited Partnership
                              c/o The Archon Group, L.P.
                              600 East Las Colinas Boulevard
                              Suite 1900
                              Irvine, Texas 75039
                              Attn: James W. Jones
                              Facsimile No.: (972) 830-7644

          With a copy to:     Arent Fox Kintner Plotkin & Kahn, PLLC
                              1050 Connecticut Avenue, NW
                              Washington, D.C. 20036-5339
                              Attn: Gerard Leval
                              Facsimile No.: (202) 857-6395

          All notices shall be deemed given four (4) business days following deposit in the United States mail with respect to certified or registered letters, one (1) business day following deposit if delivered to an overnight courier guaranteeing next day delivery and on the same day if sent by personal delivery or telecopy (with proof of transmission). Attorneys for each party shall be authorized to give notices for each such party. Any party may change its address for the service of notice by giving written notice of such change to the other party, in any manner above specified.

     17. CAPTIONS. The paragraph headings or captions appearing in this Agreement are for convenience only, are not a part of this Agreement, and are not to be considered in interpreting this Agreement.

     18. ENTIRE AGREEMENT; MODIFICATION. This Agreement constitutes the entire agreement between the parties with respect to the subject matter herein contained and all prior negotiations, discussions, writings and agreements between the parties with respect to the subject matter herein contained are superseded and of no further force and effect. No covenant, term or condition of this Agreement shall be deemed to have been waived by either party, unless such waiver is in writing signed by the party charged with such waiver.

     19. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     20. CONTROLLING LAW. This Agreement shall be governed by and construed in accordance and the laws of the State of Illinois.

     21. SEVERABILITY. The unenforceability or invalidity of any provisions hereof shall not render any other provision herein contained unenforceable or invalid.

     22.  "AS IS" SALE.   Purchaser acknowledges that except as set forth in
this Agreement and in the Closing documents executed by Seller (a) neither Seller, nor any principal, agent, attorney, employee, broker, or other representative of Seller, has made any representation or warranty of any kind whatsoever, either express or implied, with respect to the Subject Property or any matter related thereto, and (b) Purchaser is not relying on any warranty, representation, or covenant, express or implied, with respect to the condition of the Subject Property, and that Purchaser is acquiring the Subject Property in its "as-is" condition with all faults. In particular, but without limitation, except as set forth in this Agreement, Seller makes no representations or warranties with respect to the use, condition, occupation or management of the Subject Property, compliance of the Subject Property with applicable statutes, laws, codes, ordinances, regulations or requirements or compliance of the Subject Property with covenants, conditions, and restrictions, whether or not of record.

     23.  TIME OF ESSENCE.  Time is of the essence of this Agreement.

     24. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     25. EXHIBITS. The following exhibits are made a part hereof, with the same force and effect as if specifically set forth herein:

          A      Exhibit A -  Legal Description
          B      Exhibit B -  Personal Property
          C      Exhibit C    Schedule of Leases
          C-1    Exhibit C-1  Rent Roll
          D      Exhibit D -  Schedule of Permits
          E      Exhibit E -  Schedule of Service Contracts
          F      Exhibit F -  Schedule of Warranties
          G      Exhibit G -  Earnest Money Escrow
          H      Exhibit H -  Permitted Encumbrances
          I      Exhibit I -  Form of Tenant Estoppel Certificate
          J      Exhibit J -  Pending Litigation
          K      Exhibit K -  Labor Union Contracts
          L      Exhibit L -  Memorandum of Purchase Agreement
          M      Exhibit M -  Termination of Memorandum of Purchase Agreement

     26. CONFIDENTIALITY. Until Closing, Purchaser shall keep all matters concerning the documents and other information relating to the Property confidential, provided Purchaser shall be allowed to disclose to its attorneys, accountants, affiliates, advisors, financing sources and consultants such documents and information as shall be reasonably necessary for Purchaser's acquisition of the Property and/or in connection with legal requirements or legal process. Purchaser shall direct its attorneys, accountants, affiliates, advisors, financing sources and consultants to comply with this paragraph. If this Agreement is terminated, Purchaser will return to Seller all documents and information relating to the Property in its possession which were provided by Seller or its agents. The provisions of this paragraph shall survive until the earlier of (i) two (2) years following termination of this Agreement, and (ii) Closing. Any press release or other media or related communication disclosing the transaction contemplated by this Agreement shall require the prior written consent of each party, not to be unreasonably withheld, delayed or conditioned.

     27. LIKE-KIND EXCHANGE. Notwithstanding the provisions contained in this Agreement relating to the sale of the Real Property, the parties acknowledge that it is the desire and intention of Seller, if possible, to exchange the Real Property for property of a like kind in an exchange qualifying as a tax-free exchange under Section 1031 of the Internal Revenue Code of 1986. If requested by Seller, Purchaser shall reasonably cooperate with Seller in attempting to implement such exchange as hereinafter provided, at Seller's sole cost and expense, in lieu of the sale provided for above, provided that such cooperation shall be limited to (a) acknowledging and agreeing to the assignment by Seller of all of its rights (but not its obligations) under this Agreement to a qualified intermediary in a manner consistent with the provisions of Treasury Regulations Sections 1.1031(k)-1(g)(4), (b) to paying the net Purchase Price (after deposits to required escrowees and other adjustments provided hereunder) in accordance with the joint directions of Seller and any such qualified intermediary and (c) taking any other action as may otherwise be reasonably required to effect such exchange and further provided that: (a) Purchaser incurs no risk, liability, obligation, cost or expense associated with the exchange;
(b) the exchange does not affect or delay settlement of Purchaser's acquisition of the Real Property as provided in this Agreement; (c) Seller hereby waives any and all claims it may have against Purchaser resulting from the transaction described in this Article 27 and agrees to indemnify and hold Purchaser harmless from and against all liability arising out of its cooperation in effecting the exchange as requested by Seller including, without limitation, any liability or costs incurred by Purchaser arising from any tax proceedings or investigation conducted in connection with the exchange; (d) if the terms regarding the purchase of the exchange property provides for any financing other than the payment of all costs, Purchaser shall have no liability for such financing; (e) Purchaser shall not be required to take title to any exchange property; and (f) any documentation required to be signed by Purchaser shall be delivered to Purchaser and its counsel at least three (3) days prior to the Closing Date and shall be in form and substance reasonably satisfactory to Purchaser. In the event Seller elects to exchange the Real Property as set forth herein, any exchange contract to be signed by Purchaser shall provide that the sole and exclusive remedy of the seller of the exchange property shall be forfeiture of any deposit which may be required thereunder. The parties hereto acknowledge that Purchaser shall not be deemed Seller's agent in connection with said exchange. All costs and expenses in connection with the acquisition or transfer of any exchange property, including any deposit required by any exchange property contract, shall be the obligation of Seller and all costs and expenses incurred by Purchaser in conjunction with the acquisition of such exchange property pursuant to the contact therefor and transferring same to Seller shall, at Purchaser's sole option, either be (i) credited toward the Purchase Price otherwise due Seller under this Agreement, or (ii) fully reimbursed to the Purchaser (or if requested by Purchaser, advanced by Seller to Purchaser prior to the time that Purchaser incurs, or becomes obligated to pay, such cost or expense); provided, however, if Purchaser reasonably anticipates that attorneys' fees and costs incurred by Purchaser in cooperating with any such like-kind exchange transaction will exceed Two Thousand Five Hundred and 00/100 Dollars ($2,500.00), Purchaser shall immediately notify Seller, in writing, of the same, and, anything herein to the contrary notwithstanding, Seller shall have no liability for payment of Purchaser's attorneys' fees and costs in excess of Two Thousand Five Hundred and 00/100 Dollars ($2,500.00) unless and until Seller has notified Purchaser, in writing, that Seller shall pay any such excess attorneys' fees and costs. If Seller fails to so notify Purchaser, in writing, Purchaser's obligation to cooperate with Seller in effecting any such like-kind exchange transaction shall terminate. In the event that for any reason exchange property is not located or any transaction involving the acquisition by Seller or exchange property is not consummated, Seller shall be obligated to consummate settlement under this Agreement as fully and as effectively as if the provision of this Article 27 were not set forth in this Agreement.

     28. MEMORANDUM. Seller agrees that Purchaser may record a memorandum of this Agreement in the form attached hereto and made a part hereof as Exhibit L,
                                                                     ---------
provided that Purchaser first deposits with the Title Company a termination of such memorandum in the form attached hereto and made a part hereof as Exhibit M,
                                                                      ---------
which termination of memorandum shall be recorded if this Agreement is terminated in accordance with conditions and limitations herein contained, and such recordation shall be a condition precedent to a return of the Earnest Money to Purchaser in circumstances where Purchaser is entitled to the same. Any and all costs of recording the memorandum or the termination of memorandum shall be borne by Purchaser.



                            [Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

SELLER:                                  PURCHASER:

BRADLEY FINANCING PARTNERSHIP,           W9/ONS Real Estate Limited Partnership,
a Delaware general partnership           a Delaware limited partnership

By:  Bradley Operating Limited
     Partnership
Its: General Partner                     By: W9/ONS Gen-Par, Inc.
                                         Its: General Partner
By:  Bradley Real Estate, Inc.,
     a Delaware corporation
Its: General Partner                     By: /s/ Ronald Bernstein
                                            ---------------------------------
                                         Its: Assistant Vice President
                                             --------------------------------
By: /s/ Thomas P. D'Arcy
   ---------------------------------
Its: President
    --------------------------------

                     FIRST AMENDMENT TO PURCHASE AGREEMENT

     THIS FIRST AMENDMENT TO PURCHASE AGREEMENT ("First Amendment") is made as of June 5, 1998, by and between Bradley Financing Partnership, a Delaware general partnership ("Seller") and W9/ONS Real Estate Limited Partnership, a Delaware limited partnership ("Purchaser").

                                   RECITALS:

     A. By that certain Purchase Agreement dated as of May 27, 1998 ("Agreement") by and between Seller and Purchaser, Seller agreed to sell to Purchaser and Purchaser agreed to purchase from Seller, all of Seller's right, title and interest in and to the Subject Property, upon and subject to the terms and conditions set forth in the Agreement.

     B. Seller and Purchaser desire to amend and modify the Agreement in the manner hereinafter set forth.

     C. Unless otherwise provided herein, all capitalized words and terms used in this First Amendment shall have the same meanings ascribed to such words and terms as in the Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser hereby agree as follows:

     1. Section 2 of the Agreement is hereby amended, in part, in that the Purchase Price shall be Eighty-Four Million Four Hundred Fifty-Two Thousand Four Hundred and 00/100 Dollars ($84,452.400.00).

     2. Concurrently herewith, Purchaser shall deposit the additional sum of Five Hundred Thousand and 00/100 Dollars ($500,000.00) with the escrow department of the Title Company, which sum shall form part of the Earnest Money.

     3. Section 7(a) of the Agreement is hereby amended, in part, in that Closing shall occur on or before August 1, 1998, and all references in the Agreement to the Closing Date shall mean and refer to August 1, 1998.

     4. Except as expressly provided in this First Amendment, all provisions of the Agreement remain in full force and effect and are not modified by this First Amendment, and the parties hereby ratify and confirm each and every provision thereof.

     5. Seller and Purchaser agree and acknowledge that the title and survey matters set forth on Exhibit H attached hereto and made a part hereof shall
                     ---------
constitute the Permitted Encumbrances.

     6. This First Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     7. This First Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns under the Agreement.

     IN WITNESS WHEREOF, Seller and Purchaser have executed this First Amendment as of the day and year first above written.


SELLER:                                  PURCHASER:

BRADLEY FINANCING PARTNERSHIP,           W9/ONS Real Estate Limited Partnership,
a Delaware general partnership           a Delaware limited partnership

By:  Bradley Operating Limited
     Partnership
Its: General Partner                     By: W9/ONS Gen-Par, Inc.
                                         Its: General Partner
By:  Bradley Real Estate, Inc.,
     a Delaware corporation              By:  /s/ Ronald Bernstein
Its: General Partner                     Its: Assistant Vice President

By:  /s/ Thomas P. D'Arcy
Its: President